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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                                    FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported: FEBRUARY 25, 2005


                                IDEX CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


               DELAWARE                                 1-10235                               36-3555336
   (State or other jurisdiction of              (Commission File Number)                   (I.R.S. Employer
    incorporation or organization)                                                        Identification No.)
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                                 630 DUNDEE ROAD
                           NORTHBROOK, ILLINOIS 60062
          (Address of principal executive offices, including zip code)


                                 (847) 498-7070
                         (Registrant's telephone number)


         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17CFR230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17CFR240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 25, 2005, IDEX Corporation entered into a transition and retirement agreement with Dennis K. Williams. Under the terms of the agreement, Mr.
Williams will resign his position as President and Chief Executive Officer effective as of the Annual Meeting on March 22, 2005, but will remain in his executive Chairman of the Board position until the later of March 31, 2006 or the date of the Company's 2006 Annual Meeting, in order to transition leadership to Mr. Lawrence D. Kingsley, who will succeed Mr. Williams as President and
Chief Executive Officer. A copy of Mr. Williams' Transition and Retirement
Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS;
          APPOINTMENT OF PRINCIPAL OFFICERS

Effective as of the Annual Meeting on March 22, 2005, Mr. Williams will resign his position of President and Chief Executive Officer, but will remain in his executive Chairman of the Board position in order to transition leadership to Mr. Lawrence Kingsley, who will succeed Mr. Williams as President and Chief
Executive Officer. Under the terms of a transition and retirement agreement effective February 25, 2005, Mr. Williams will receive for his agreement to transition leadership to Mr. Kingsley and to extend his non compete with the Company from his current two-year period following the termination of his employment to a five-year period, 22 bi-weekly payments of $109,090.91 beginning
May 11, 2005 through the earlier of March 8, 2006, the termination of his employment for cause, or his resignation. If Mr. Williams does not resign or is not terminated for cause, such payments will total $2,400,000. These transition payments will not be considered compensation for benefit accrual purposes under the Company's Supplemental Executive Retirement Plan (SERP) and any benefits Mr.
Williams' accrues under the IDEX Corporation Retirement Plan as a result of such transition payments shall reduce Mr. Williams' SERP benefits. During such period, Mr. Williams will not be eligible for any bonus or other long term incentive compensation grants, but otherwise will receive all other employee benefits and perquisites he is currently eligible to receive as Chairman of the Board, President and Chief Executive Officer, including the personal use of the Company's aircraft up to an incremental cost to the Company of $110,000 for the period May 1, 2005 to the later of March 31, 2006 or the date of the Company's
2006 annual meeting.

Mr. Williams will receive a lump sum payment of $1,296,000 and 26 bi-weekly payments of $31,153.85 upon his retirement or, if such amounts are considered deferred compensation subject to new Section 409A of the Internal Revenue Code, six months following his retirement. Such amounts are equivalent to what Mr.
Williams would be entitled to receive upon expiration of the term of his current employment agreement on April 30, 2005. Of the $1,296,000 lump sum payment, $324,000 is considered compensation for purposes of calculating Mr. Williams
SERP benefit. Upon his termination or, if necessary to comply with Code Section
409A during 2005, Mr. Williams will receive a lump sum payment of his SERP benefit of approximately $3,993,966. Additionally, upon his retirement he is entitled to receive any compensation or benefits he has accrued and vested in during his employment, including under the Officers' Deferred Compensation Plan and 2001 Stock Plan for Officers.

In connection with his promotion to President and Chief Executive Officer effective as of March 22, 2005, Mr. Kingsley's base salary will increase to $600,000. If the proposed Incentive Award Plan set forth in Proposal 3 in the Company's 2005 Proxy Statement is approved, then on March 22, 2005, Mr. Kingsley will be awarded 100,000 shares of restricted stock which will vest in 25,000 share increments on March 22 in each of the years 2006 through 2009. However, if his employment is terminated by the Company other than for cause or he dies or becomes disabled, these shares of restricted stock will automatically vest.
Additionally, if his employment is terminated by the Company other than for cause, the amount of severance based on bonus payable to Mr. Kingsley under his employment agreement will be based on 100% of his base salary rather than 75% of his base salary as currently provided in his employment agreement. His employment agreement will be amended to reflect this change.

For additional information regarding both Mr. Williams and Mr. Kingsley, please refer to the Company's 2005 Proxy Statement filed with the Securities and Exchange Commission on February 28, 2005.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

         (c) Exhibits

             99.1 Transition and Retirement Agreement




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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     IDEX CORPORATION

                                     /s/ Dominic A. Romeo
                                     -------------------------------------------
                                     Dominic A. Romeo
                                     Vice President and Chief Financial Officer


March 1, 2005